Exhibit 23.4

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the inclusion in this Form S-4 (No. 333-        ) and related joint proxy statement/prospectus of Aytu BioScience, Inc. (the “Company”) of our report dated September 26, 2019, with respect to the consolidated balance sheets of the Company as of June 30, 2019 and 2018, and the related consolidated statements of operations, stockholders’ deficit, and cash flows for the years then ended. We also consent to the reference to our firm under the heading “Experts” in the Registration Statement and joint proxy statement/prospectus.

/s/ Plante & Moran, PLLC

Denver, Colorado

December 23, 2019